Exhibit 10.6

January 12, 2023

Dawn L. Kussow

Dear Dawn,

We are pleased to confirm our offer for your promotion to Executive Vice President and Chief Financial Officer starting on February 24, 2023. We look forward to the contributions you will make in your new role! The details of your promotion are as follows:

•This offer is contingent upon the approval of the Compensation Committee of the Board of Directors. This offer is also contingent upon completion of an officers' questionnaire and an auditor's questionnaire. If there is a failure with regard to any one or more of these items, this offer may be rescinded.

•Your bi-weekly salary will be $20,384.61 (equivalent to $530,000.00 annually), and you will continue to be paid every other Friday. Your position is considered exempt and you are not eligible for overtime compensation.

•If the Company requests that you relocate to the Nashville, TN area, you will be expected to relocate upon at least six months’ notice and your position will then be based in the Brentwood office; however, in no event will you be required to relocate prior to the first anniversary of your start date in the new role. If the Company requests your relocation, you will be provided with relocation assistance in connection with your permanent relocation to the Nashville, TN area. Please see the enclosed Associate Relocation Assistance Agreement for details.

•You will be eligible to continue to participate in the 2023 Management Incentive Plan (MIP), with the target bonus award for your new role reflecting 80% of your base salary paid during the plan year in such role. Details of the 2023 MIP cash bonus program will be forwarded to you at a later time. The bonus will be paid subject to the level of achievement of performance measures and other provisions of the plan adopted by the Compensation Committee. Brookdale may revoke or alter any bonus program at any time with or without notice to you. The program is designed to reward our associates; however the financial strength at the time any bonus is determined or paid may dictate the outcome of the program.

•This position is currently eligible to receive annual long-term incentive awards under Brookdale’s long-term incentive plan, with an annual grant date value and vesting terms to be approved by the Compensation Committee (which vesting terms generally will be consistent with those provided to other executive officers of the Company). The first full annual award will be made in 2023. Awards will be subject to the vesting and other terms approved by the Compensation Committee of the Board at the time of grant and the terms of the award agreement and plan document. Vesting of each award is generally subject to your continued employment. Please note that Brookdale reserves the right to amend, modify, supplement or terminate its long term incentive plan, award terms, and long-term incentive compensation policies and programs from time to time. All long-term incentive award agreements will contain noncompetition, non-solicitation, non-disclosure and non-disparagement clauses, consistent with award agreements used for other senior executive officers.

•You will continue to be eligible to participate in the Company's Amended and Restated Tier I Severance Pay Policy. Please note that Brookdale reserves the right to amend, modify, supplement or terminate the policy at any time, subject to the terms of the policy.

•All current benefit and 401k selection will remain as currently selected.

•Brookdale is a drug and alcohol free workplace. Brookdale will perform drug and alcohol testing as set forth in its Drug and Alcohol Free Workplace Policy and consistent with all federal, state, and local laws. Failure of any drug or alcohol screen may result in disciplinary action, up to and including termination of your employment.

•Brookdale may perform ongoing criminal background screenings to ensure that its associates are compliant with laws regarding convictions and pending charges. As a condition to your employment or continued employment, you may be asked to sign a release for Brookdale to obtain criminal background checks. If you refuse to sign the release, it will be grounds for immediate termination. In the event certain criminal convictions appear on your record, you understand that you may be considered unemployable by Brookdale. A failure to report a conviction may result in disciplinary action, up to and including termination. You agree to report any new felony or misdemeanor convictions, beyond minor traffic violations, occurring after your hire to your supervisor. If you are a direct care associate, you must report any arrest or charge of a crime involving moral turpitude or violence.

•This offer supersedes all previous offers. Please understand that the terms stated herein (and the Associate Relocation Assistance Agreement attached hereto) are the only terms being offered to you. Your employment with Brookdale, if accepted, will be considered "at will" and may be terminated by you, or by Brookdale, with or without cause and with or without notice at any time. Nothing contained in this letter or in any other written or oral communication made prior to the date of this letter should be considered or interpreted in any manner as a contract or agreement of employment.

•By signing below and accepting the position described herein, you agree to abide by Brookdale's policies regarding confidentiality and the protection of proprietary information and trade secrets (including those set forth in Brookdale's Code of Business Conduct and Ethics). These obligations will survive the termination of your employment.

•You are still bound by the Dispute Resolution Agreement, as binding arbitration is a condition of employment with Brookdale.

•Your employment will be subject to all of Brookdale's employment policies and procedures, including Brookdale's Associate Handbook, as the same may be amended, modified or supplemented from time to time.

Dawn, all of us on the Brookdale team look forward to working with you in your new position! If there is anything I can do during your employment with Brookdale, please let me know. Please affirm your acceptance of this offer by signing in the space below and returning one signed original copy to me at your earliest convenience.

Sincerely,

/s/ Lucinda M. Baier
Lucinda M Baier
President & Chief Executive Officer

Accepted: /s/ Dawn L. Kussow             Date: 1/12/2023
Dawn L. Kussow

This offer letter contains only the highlights of the Brookdale benefits and compensation programs and is subject to periodic review and modification. Each plan is governed by an official plan document. In case of any conflict between this offer letter and an official document, the plan document will be the final authority. For more detailed information about the benefit or compensation plans, contact your human resources representative or call the Brookdale Benefits Department.

ASSOCIATE RELOCATION ASSISTANCE AGREEMENT

I, Dawn L. Kussow, understand that I will be eligible for relocation assistance provided through a relocation company selected by Brookdale to facilitate my move to the Nashville, TN area if requested by the Company, including the following benefits at Brookdale's expense:

•Home Sale Assistance. Reimbursement of eligible normal and customary home sale closing costs will be provided after associate has independently sold the home to an outside buyer. Normal and Customary reimbursable expenses include real estate commission fees not to exceed 6%

•Home Purchase Assistance. Reasonable and customary buyer closing costs, up to 3% of purchase price, regarding the purchase of my home in the Nashville, TN area

•Household Goods Shipment. Reasonable expenses related to a one-time packing, loading, transport, and unload of normal household furnishings and possession by preferred vendor

•Auto Shipment. Two auto shipment via van line

•Household Good Storage. Up to 90 days of storage of household goods at either origin or destination

•House Hunting Trips. Reasonable expenses for up to two trips for executive and executive's family (combined max of 6 nights), including roundtrip transportation, rental car, lodging and meals

•Temporary Living. If purchasing in Nashville, TN area, up to six months in a fully-furnished corporate apartment or house (excluding pet fees)

•Final Move Expenses. One-way transportation from origin to destination, including airfare or mileage (per IRS guidelines) and reasonable lodging and meals

•Relocation Allowance. A miscellaneous allowance for reimbursements in the amount of $5,000.00 (grossed up) will be processed by the relocation company. Executive can allocate this allowance toward specific relocation services or out-of-pocket expenses not covered in this policy (e.g., car registration, licenses, etc.)

All reimbursable expenses must be incurred by the first anniversary of the date I relocate to the Nashville, TN area and submitted within sixty days from the date incurred.

I will consult with my tax advisor should I have questions relative to deductible moving expenses or reference IRS "Publication 521" for guidance. I understand that the IRS considers some relocation expenses to be taxed as ordinary income and that Brookdale will withhold taxes per IRS requirements. I understand that Brookdale will assist in paying the additional tax resulting from taxable relocation expenses, with such payments to be made directly to the applicable taxing authorities and to be based on my Brookdale derived income, my filing status and my number of 1040 exemptions. Spouse income, investment income or any other outside income will not be included in the calculations. I understand that individual variances from the program's calculations will not be reimbursed, and that the additional taxes as calculated by the gross-up program and paid on my behalf will be included on my W- 2 as income.

I agree that if I voluntarily terminate my employment or voluntarily withdraw from full-time status to part-time status with Brookdale prior to the second anniversary of my the date I relocate to the Nashville, TN area, I will be required to reimburse Brookdale for the full amount of relocation benefits that have been paid or provided to me or on my behalf within ten days of such termination or withdrawal.

I acknowledge that any disputes arising under this agreement will be resolved by binding arbitration in accordance with Brookdale's Employment Binding Arbitration Agreement. In the event binding arbitration and/or other judicial proceeding becomes necessary to collect any amounts owed by me hereunder, I acknowledge that I will be responsible for Brookdale's reasonable attorney's fees and the costs of any such proceedings.

I also agree that any portion of the amount owed by me hereunder may be withheld from my paychecks.

/s/ Dawn L. Kussow 1/12/2023
Signature Date